Exhibit 10.11

AMENDMENT NO. TWO TO

LOAN AND SECURITY AGREEMENT

This Amendment No. Two to Loan and Security Agreement (this “Amendment”), dated as of June 29, 2004, is entered into by and among the following parties:

(a) SEITEL, INC., a Delaware corporation (the “Administrative Borrower”), as the agent and attorney in fact for all Borrowers under the Loan Agreement (as hereinafter defined); and

(b) WELLS FARGO FOOTHILL, INC., a California corporation (“Lender”).

REFERENCES:

Reference is made to the Loan and Security Agreement, dated as of April 16, 2004, by and among the Borrowers and Lender (as amended, the “Loan Agreement”), as amended by Amendment No. 1 to Loan and Security Agreement, dated as of June 23, 2004.

RECITALS:

1. The Borrowers have requested modifications to certain covenants in the Loan Agreement in order to make the Loan Agreement more consistent with the terms and covenants related to the High Yield Offering.

2. In response to such request, Lender is willing to amend and modify certain provisions of the Loan Agreement as set forth in, and subject to the terms and conditions of, this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS. All capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Loan Agreement.

2. AMENDMENTS TO LOAN.

        2.1 Additional Definitions. Section 1.1 of the Loan Agreement is amended by adding the following definitions:

“Excess Cash Flow” means, for any fiscal year of the Parent, the sum, without duplication, of

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(a) Consolidated Cash Operating Income (as such term is defined in Appendix A attached hereto and made part hereof) for such fiscal year, plus

(b) extraordinary cash gains or cash gains from Asset Sales (as such term is defined in Appendix A attached hereto and made a part hereof), if any, during such fiscal year not included in Consolidated Net Income (as such term is defined in Appendix A attached hereto and made a part hereof), plus

(c) the amount, if any, by which Net Working Capital decreased during such fiscal year, minus

(d) the amount of any cash income taxes payable by the Parent and its Restricted Subsidiaries (as such term is defined in Appendix A attached hereto and made a part hereof) with respect to such fiscal year, minus

(e) Consolidated Interest Expense (as such term is defined in Appendix A attached hereto and made a part hereof) for such fiscal year, to the extent paid in cash during such fiscal year, minus

(f) Capital Expenditures or acquisitions of Equity Interests (as such term is defined in Appendix A attached hereto and made a part hereof) of a Person that becomes a Restricted Subsidiary, in each case made in cash during such fiscal year (excluding the financed portion thereof), minus

(g) permanent repayments of Indebtedness made by the Parent and its Restricted Subsidiaries during such fiscal year (including payments of principal in respect of revolving loans to the extent there is an equivalent reduction in the revolving commitments under this Agreement); but only to the extent such repayments do not occur in connection with a refinancing of all or any portion of the loans under this Agreement, if any; minus

(h) the amount, if any, by which Net Working Capital increased during such fiscal year, minus

(i) extraordinary cash losses or cash losses from Asset Sales, if any, during such fiscal year not included in Consolidated Net Income.

“Excess Cash Flow Offer” means an offer made, no later than the date that the Parent is required to file its Form 10-K under the Exchange Act for such fiscal year (assuming, for this purpose, that the Parent shall be at all times subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended), to purchase the Senior Notes with an amount equal to fifty percent (50%) of the Excess Cash Flow for such fiscal year (such percentage, the “Excess Cash Flow Amount”) at a purchase price in cash equal to 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the date fixed for the purchase of the Senior Notes pursuant to such Excess Cash Flow Offer (the “Excess Cash Flow Purchase Price”), in accordance with

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the terms of the Indenture. If the Excess Cash Flow Purchase Price for the Senior Notes validly tendered and not withdrawn by Holders thereof in an Excess Cash Flow Offer exceeds the Excess Cash Flow Amount for such Excess Cash Flow Offer, the Senior Notes will be purchased in such Excess Cash Flow Offer on a pro rata basis. If the Excess Cash Flow Amount for an Excess Cash Flow Offer exceeds the aggregate Excess Cash Flow Purchase Price of Senior Notes that are validly tendered and not withdrawn by Holders thereof in such Excess Cash Flow Offer (any such excess from any Excess Cash Flow Offer shall be referred to as an “Offer Excess Amount”), the Parent may use such excess for any purpose not prohibited by the Indenture. The Parent will not be required to make an Excess Cash Flow Offer if the Excess Cash Flow for any year is less than $5.0 million; provided that any such lesser amount of Excess Cash Flow (if positive) will be added to the Excess Cash Flow for each subsequent fiscal year until an Excess Cash Flow Offer is made. The Parent may not make an Excess Cash Flow Offer if there is an Event of Default under this Agreement either before or immediately after giving effect to the payment under the Excess Cash Flow Offer.

“Indenture” means that certain Indenture, among the Parent, as Issuer, the Guarantors named therein,, as Guarantors, and LaSalle Bank National Association, as Trustee, Dated as of June     , 2004, [    %] Senior Notes due 2012, pursuant to which the Senior Notes were issued in connection with the High Yield Offering.

“Net Working Capital” means, as of any date, (a) the consolidated current assets of Parent and its Restricted Subsidiaries as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of Parent and its Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness), in each case determined in accordance with GAAP. Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

        2.2. Repurchase of Senior Notes. Section 7.7(a) of the Loan Agreement is amended by adding the following clause (iii):

“, or (iii) the repurchase of the Senior Notes in accordance with and pursuant to an Excess Cash Flow Offer, or”.

        2.3. Capital Expenditures. Section 7.18(b)(i) of the Loan Agreement is amended by restating it to read in full, as follows:

“Capital Expenditures (exclusive of non-monetary exchanges of seismic data) in the fiscal year designated below in excess of the sum, without duplication, of

(1) (i) for the fiscal year of 2004, $64.0 million, and (ii) for the following fiscal years, $60.0 million per year, plus

(2) if an Excess Cash Flow Offer shall be made in such fiscal year, the amount of Excess Cash Flow from any previous fiscal year that does not

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comprise the Excess Cash Flow Amount for the Excess Cash Flow Offer for such fiscal year and has not been otherwise applied, plus

(3) any Offer Excess Amount for such fiscal year that has not been otherwise applied, together with any Offer Excess Amount for any previous fiscal year that has not been otherwise applied.

        2.4. Additional Reports. Section 6.3 of the Loan Agreement is amended by adding the following clause (k):

“(k) if and when (or within five Business Days after) sent to the Trustee under the Indenture or the holders of the Senior Notes, copies of any notices, reports, certificates or other materials from Parent or any Borrower to the Trustee under the Indenture or the holders of the Senior Notes, as applicable.”

3. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by Lender:

        3.1. Lender shall have received this Amendment, duly executed by the Administrative Borrower on behalf of each of the Borrowers, in form and substance acceptable to Lender.

4. REPRESENTATIONS, WARRANTIES, AND ADDITIONAL AGREEMENTS OF THE ADMINISTRATIVE BORROWER. The Administrative Borrower hereby represents and warrants to, and agrees with, Lender as set forth below.

        4.1. Authorization and Enforceability. This Amendment constitutes the valid and binding obligations of the Borrowers, as applicable, enforceable against such parties in accordance with its terms, subject, however to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of principles of equity, whether in any action in law or proceeding in equity.

        4.2. No Consents Required. Neither the Administrative Borrower nor the Borrowers are required to obtain any consent, approval or authorization from any governmental instrumentality or other agency or any other person or entity in connection with or as a condition to the execution, delivery or performance of this Amendment and the transactions contemplated hereby.

        4.3. Controlling Agreement. The terms and provisions set forth in this Amendment shall supersede all inconsistent terms and provisions set forth in the Loan Agreement and, except as expressly set forth in this Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed and shall continue in full force and effect. The parties hereto agree that the Loan Agreement shall continue to be legal, valid, binding and enforceable in accordance with its terms (as amended by this Amendment).

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        4.4. Additional Representations and Warranties. The Administrative Borrower hereby represents and warrants to Lender as follows:

(a) the execution, delivery and performance of this Amendment and any and all other agreements executed and/or delivered in connection herewith have been authorized by all requisite corporate, partnership and member action on the part of the respective Borrowers;

(b) the representations and warranties contained in this Amendment and the Loan Agreement are true and correct on and as of the date hereof as though made on and as of such date;

(c) the execution and delivery of, and performance by, the Administrative Borrower as the agent and attorney in fact for all of the Borrowers and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational documents or governing instruments of any Borrower, (ii) violate any judgment, order, ruling, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, any Borrower, or any indenture, agreement or other instrument to which a Borrower is a party, or by which a Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be permitted under the Loan Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Borrower pursuant to, any such indenture, agreement or instrument; or (iii) constitute a violation by any Borrower of any law or regulation of any jurisdiction applicable to such Borrower; and

(d) this Amendment was reviewed by each Borrower, and such Borrower (i) understands fully the terms of this Amendment and the consequences of the issuance hereof, (ii) has been afforded an opportunity to have this Amendment reviewed by, and to discuss this Amendment with, such attorneys and other persons as the Borrower may wish, and (iii) has entered into this Amendment of its own free will and accord and without threat or duress.

5. MISCELLANEOUS.

        5.1. No Waiver. The Administrative Borrower agrees that nothing contained in this Amendment shall affect or impair the validity or priority of the liens and security interests under any of the Loan Documents. Lender further reserves all its rights under the Loan Documents except as expressly modified herein.

        5.2. Expenses of Lender. The Administrative Borrower agrees to pay on demand all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other agreements executed pursuant hereto, including, without limitation, the reasonable costs and fees of Lender’s legal counsel.

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        5.3. Severability of Provisions. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

        5.4. Successors and Assigns. This Amendment will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

        5.5. Section Headings. Section headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.

        5.6. Counterparts; Telefacsimile Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

        5.7. Law Governing. THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

        5.8. Waiver; Modification.

        (a) No amendment or waiver of any provision of this Amendment or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by Lender and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and, if a specific purpose is set forth in such waiver or consent, for the specific purpose for which it was given.

        (b) No failure by any party to exercise any right, remedy, or option under this Amendment, or delay in exercising the same, will operate as a waiver thereof. No waiver by any party will be effective unless it is in writing, and then only to the extent specifically stated. No waiver on any occasion shall affect or diminish any party’s rights thereafter to require strict performance on any subsequent occasion of any provision of this Amendment. The parties’ rights under this Amendment will be cumulative and not exclusive of any other right or remedy that the parties may have.

        5.9. Waiver of Jury Trial. ADMINISTRATIVE BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF

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THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. ADMINISTRATIVE BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AMENDMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                5.10. Final Agreement. THIS AMENDMENT AND THE LOAN DOCUMENTS REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. NEITHER THIS AMENDMENT NOR THE LOAN DOCUMENTS MAY BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows.]

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TO LOAN AND SECURITY AGREEMENT—Page 7

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

SEITEL, INC.,
a Delaware corporation,
as Administrative Borrower for all Borrowers

By:	/S/ RANDALL D. STILLEY

Randall D. Stilley,
President and Chief Executive Officer

WELLS FARGO FOOTHILL, INC.,
a California corporation

By:	/S/ DANIEL MORIHIRO

Daniel Morihiro, Vice President

Attachment:

Appendix A – Defined Terms from Indenture

AMENDMENT NO. TWO

TO LOAN AND SECURITY AGREEMENT—Signature Page

Appendix A

to

Amendment No. Two

Defined Terms from Indenture

Section references in the definitions set forth in this Appendix A are references to the numbered Sections in the Indenture.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, in Section 5.01;

(3) Permitted Investments and Restricted Payments permitted under Section 4.12;

(4) the creation or realization of any Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6) licenses and Non-Monetary Exchanges of inventory or data assets in the ordinary course of business and consistent with past practice, sales or grants of licenses or sublicenses to use the inventory, patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent in the ordinary course of business and consistent with past practice or not materially interfering with the business of Issuer and the Restricted Subsidiaries; and

(7) any other transfer or series of related transfers that, but for this clause (7), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $1.0 million.

Appendix A—Page 1

“Cash Equivalents” means:

(1) marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2) demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial Bank Watch;

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Consolidated Cash Operating Income” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Revenue for such period, minus

(2) Non-Monetary Exchanges for such period, minus

(3) the Data Selection Amount for such period, plus

(4) the Deferred Revenue Amount for such period, minus

(5) the consolidated cost of sales of the Issuer and the Restricted Subsidiaries for such period determined in accordance with GAAP, minus

(6) selling, general and administrative cost of the Issuer and the Restricted Subsidiaries for such period determined in accordance with GAAP.

provided that to the extent that Consolidated Cash Operating Income has otherwise been reduced thereby, the following shall be added back to Consolidated Cash Operating Income; (i) any depreciation and amortization charges of the Issuer and the Restricted Subsidiaries for such period and (ii) the pre-petition restructuring charges that were included in selling, general and administrative expenses of the Issuer and the Restricted Subsidiaries in 2003.

Appendix A—Page 2

“Consolidated Revenue” for any period means the revenue of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such revenue (to the extent otherwise included therein), without duplication:

(1) the revenue of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such revenue has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated revenue of the Issuer pursuant to the foregoing clause (1), the revenue of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary; and

(3) the revenue of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary during such period.

“Data Selection Amount” for any period means the amount of revenue of the Issuer and the Restricted Subsidiaries recognized for accounting purposes by reason of selections of data from the data library by customers during such period.

“Deferred Revenue Amount” for any period means the amount of revenue of the Issuer and the Restricted Subsidiaries for such period that is not recognized for accounting purposes due to the fact that data selections from the data library relating to such revenue have not yet been made.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

Appendix A—Page 3

“Issuer” means Seitel, Inc., a Delaware corporation.

“Non-Monetary Exchange” means the grant by the Issuer or any Restricted Subsidiary to a customer of a non-exclusive license to selected data from the data library in exchange for ownership of separate seismic data supplied by such customer.

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer not in excess of $1.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph of Section 4.10;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.16;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Issuer;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and

Appendix A—Page 4

(12) other Investments in an aggregate amount not to exceed $5.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (12) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been

Appendix A—Page 5

duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary (including surety bonds in an amount not to exceed approximately $160,000 issued by Travelers Casualty and Surety Company of America, or any replacement therefor, issued and continued on behalf of the Issuer and one or more Subsidiaries), including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens securing all of the Notes and Liens securing any Note Guarantee;

(13) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(14) Liens in favor of the Issuer or a Guarantor;

(15) Liens securing Indebtedness under the Credit Facilities incurred pursuant to clause (1) of Section 4.10;

(16) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

Appendix A—Page 6

(17) Liens securing Acquired Indebtedness permitted to be incurred under this Indenture; provided that the Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17) and (18); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (16), (17) and (18), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(20) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;

(21) Liens to secure Attributable Indebtedness and/or that are incurred pursuant to Section 4.18; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(23) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $2.5 million at any one time outstanding.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

Appendix A—Page 7

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.17 and (2) any Subsidiary of an Unrestricted Subsidiary.

Appendix A—Page 8